Aero California Trust
                                    (A TRUST)

                              FINANCIAL STATEMENTS











                          INDEPENDENT AUDITORS' REPORT






The Owners
Aero California Trust

We have audited the accompanying balance sheet of the Aero California Trust as of December 31, 2000, and the related statements of income, changes in owners' equity, and cash flows for the years ended December 31, 2000 and 1998. These financial statements are the responsibility of the owner's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Aero California Trust as of December 31, 2000, and the results of its operations and its cash flows for the years ended December 31, 2000 and 1998 in conformity with accounting principles generally accepted in the United States of America. The accompanying 1999 financial statements were not audited by us, and accordingly, we express no opinion or any other form of assurance on them.


/S/  KPMG LLP

SAN FRANCISCO, CALIFORNIA
March 2, 2001




                              AERO CALIFORNIA TRUST
                                    (A TRUST)
                                 BALANCE SHEETS
                                  DECEMBER 31,
                            (IN THOUSANDS OF DOLLARS)



                                                                               2000               1999
                                                                                              (unaudited)
                                                                          ------------------------------------
  ASSETS


  Accounts receivable, net of allowance for doubtful
      accounts of $0 in 2000 and $5 in 1999                             $              524  $            826
  Receivable from affiliates                                                           420               420
  Finance lease receivable                                                           8,182             9,176
  Deferred charges, less accumulated
        amortization of $333 in 2000 and $250 in 1999                                  301               384
                                                                          -------------------------------------
        Total assets                                                      $          9,427  $         10,806
                                                                          =====================================

  LIABILITIES AND OWNERS' EQUITY

  Liabilities:
  Due to affiliates                                                       $             25  $              62
  Lessee deposits                                                                      420                420
                                                                          ------------------------------------
    Total liabilities                                                                  445                482

  Owners' equity                                                                     8,982             10,324
  ------------------------------------------------------------------------------------------------------------

        Total liabilities and owners' equity                              $          9,427  $          10,806
                                                                          ====================================






















                 See accompanying notes to financial statements.





                              AERO CALIFORNIA TRUST
                                    (A TRUST)
                              STATEMENTS OF INCOME
                        FOR THE YEARS ENDED DECEMBER 31,
                            (IN THOUSANDS OF DOLLARS)


                                                                       2000                 1999              1998
                                                                                         (unaudited)
                                                                 --------------------------------------------------------
  REVENUES

  Finance lease income                                            $        1,527      $         1,685     $      1,818
  Interest income                                                              1                   19                1
                                                                  -------------------------------------------------------
    Total revenues                                                         1,528                1,704            1,819
                                                                  -------------------------------------------------------

  EXPENSES

  Amortization expense                                                        83                   83               83
  Management fees to affiliate                                                50                   50               50
  Insurance expense                                                           19                   12               19
  Repairs and maintenance                                                     --                   --                4
  Administrative expenses to affiliates                                        1                    1                8
  Administrative expenses                                                     29                   25               27
  (Recovery of) provision for bad debt                                        (5)                  5               --
                                                                  -------------------------------------------------------
    Total expenses                                                           177                  176              191
                                                                  -------------------------------------------------------

        Net income                                                $        1,351      $         1,528     $      1,628
                                                                  =======================================================























                 See accompanying notes to financial statements.



                              AERO CALIFORNIA TRUST
                                    (A TRUST)
                     STATEMENTS OF CHANGES IN OWNERS' EQUITY
             FOR THE YEARS ENDED DECEMBER 31, 2000 , 1999, AND 1998
                            (IN THOUSANDS OF DOLLARS)







   Owners' equity at December 31, 1997 (unaudited)          $       11,453

  Net income                                                         1,628

  Distributions paid                                                (1,995)
                                                            ----------------

   Owners' equity at December 31, 1998                              11,086

  Net income                                                         1,528

  Distributions paid                                                (2,290)
                                                            ----------------

   Owners' equity at December 31, 1999 (unaudited)                  10,324

  Net income                                                         1,351

  Distributions paid                                                (2,693)
                                                            ----------------

    Owner's equity at December 31, 2000                      $       8,982
                                                            ================
























                 See accompanying notes to financial statements.



                              AERO CALIFORNIA TRUST
                                    (A TRUST)
                            STATEMENTS OF CASH FLOWS
                        FOR THE YEARS ENDED DECEMBER 31,
                            (IN THOUSANDS OF DOLLARS)


                                                                      2000                1999               1998
                                                                                      (unaudited)
                                                               ---------------------------------------------------------

  OPERATING ACTIVITIES

  Net income                                                    $         1,351    $         1,528   $          1,628
  Adjustments to reconcile net income to net cash
      provided by (used in) operating activities:
    Amortization expense                                                     83                 83                 83
    Changes in operating assets and liabilities:
      Accounts payable                                                       --                 --                 (1)
      Due to affiliates                                                     (37)                46                 (1)
                                                                --------------------------------------------------------
        Net cash provided by operating activities                         1,397              1,657              1,709
                                                                --------------------------------------------------------

  INVESTING ACTIVITIES

  Principal payments received on direct finance lease                     1,296                633                286
                                                                --------------------------------------------------------
        Net cash provided by investing activities                         1,296                633                286
                                                                --------------------------------------------------------

  FINANCING ACTIVITIES

  Distributions paid                                                     (2,693)            (2,290)            (1,995)
                                                                --------------------------------------------------------
        Net cash used in financing activities                            (2,693)            (2,290)            (1,995)
                                                                --------------------------------------------------------

  Net change in cash and cash equivalents                                    --                 --                 --
  Cash and cash equivalents at beginning of year                             --                 --                 --
                                                                --------------------------------------------------------
  Cash and cash equivalents at end of year                      $            --    $            --   $             --
                                                                ========================================================

















                 See accompanying notes to financial statements.


                              AERO CALIFORNIA TRUST
                                    (A TRUST)
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 2000

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     ORGANIZATION

In December 1996, PLM Equipment Growth Fund IV (EGF IV), a California limited partnership, PLM Equipment Growth Fund V (EGF V), a California limited partnership, and PLM Equipment Growth Fund VI (EGF VI), a California limited partnership, (the Owners or Partnerships) entered into a Trust Agreement (the Trust) with PLM Transportation Equipment Corp. (TEC), a wholly-owned subsidiary of PLM International, Inc., by the terms of which TEC is owner trustee for the benefit of the Owners as equal co-beneficiaries. The Trust was established for the purpose of purchasing two DC-9 Stage III commercial aircraft. The Trust has no employees nor operations other than the operation of the two DC-9's. The Trust is owned 35% by EGF IV, 25% by EGF V, and 40% by EGF VI.

PLM Financial Services Inc., (FSI) is the General Partner of EGF IV, EGF V, and EGF VI. FSI is a wholly-owned subsidiary of PLM International, Inc.

The two aircraft were purchased in December 1996 for $11.5 million. The Owners paid acquisition and lease negotiation fees of $0.6 million to PLM Worldwide Management Services (WMS), a wholly-owned subsidiary of PLM International, Inc., based on the pro-rata share of the cost of the aircraft purchased. A 91 month lease was signed upon the acquisition of the aircraft which is being accounted for as a finance lease expiring July 2004 with Inter Global Inc.

These accompanying financial statements have been prepared on the accrual basis of accounting in accordance with generally accepted accounting principles. This requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. All amounts as of and for the year ended December 31, 1999 are unaudited.

     OPERATIONS

The aircraft in the Trust are managed under a continuing management agreement by PLM Investment Management, Inc. (IMI), a wholly owned subsidiary of FSI. IMI receives a monthly management fee from the Trust for managing the aircraft (Note
2). FSI, in conjunction with its subsidiaries, sells transportation equipment to investor programs and third parties, manages pools of transportation equipment under agreements with the investor programs, and is a general partner in limited partnerships.

     ACCOUNTING FOR LEASES

In December 1996, PLM Worldwide Leasing (WLC) entered into a sale and leaseback transaction for two DC-9 aircraft with TEC as trustee for the Owners. The lease qualifies as a finance lease in accordance with Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards (SFAS) No. 13, "Accounting for Leases".

Under the direct finance lease method of accounting, the leased asset is recorded as an investment in a direct finance lease and represents the minimum net lease payments receivable, including the unguaranteed residual value of the equipment, less unearned income. Rental payments consist of principal and interest on the lease, principal payments reduce the investment in the finance lease, and the interest is recorded as revenue over the lease term.

     CASH AND CASH EQUIVALENTS

All cash generated from operations is distributed to the owners, accordingly, the Trust has no cash balance at December 31, 2000 and 1999.



                              AERO CALIFORNIA TRUST
                                    (A TRUST)
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 2000

     AIRCRAFT

In accordance with the Financial Accounting Standards Board Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", FSI reviews the carrying value of the equipment under the Trust at least quarterly, and whenever circumstances indicated that the carrying value of an asset may not be recoverable in relation to expected future market conditions for the purpose of assessing recoverability of the recorded amounts. If projected undiscounted future cash flows and fair value are less than the carrying value of the asset, a loss on revaluation is recorded. No reductions to the carrying value of the assets were required during 2000, 1999, or 1998.

The aircraft in the Trust is used as collateral against the senior loan of EGF V and EGF VI.

     REPAIRS AND MAINTENANCE

Repair and maintenance for the aircraft are usually the obligation of the lessee.

     NET INCOME AND CASH DISTRIBUTIONS TO OWNERS

The net income and cash distributions of the Trust are allocated to the Owners based on their percentage of ownership in the Trust.

     COMPREHENSIVE INCOME

The Trust's net income is equal to comprehensive income for the years ended December 31, 2000, 1999, and 1998.

2.   GENERAL PARTNER AND TRANSACTIONS WITH AFFILIATES

Under the equipment management agreement, IMI receives a monthly management fee equal to 2% of the lease payments. The Trust's management fee expense to affiliate was $0.1 million during 2000, 1999, and 1998.

The Trust reimbursed FSI $1,000, $1,000, and $8,000 during 2000, 1999, and 1998,
respectively,   for  data  processing  and   administrative   expenses  directly
attributable to the Trust.

The balance in due to affiliates as of December 31, 2000 and 1999 were $25,000 and $0.1 million, respectively, due to IMI for management fees.

3.   NET INVESTMENT IN A DIRECT FINANCE LEASE

During 1996, the Trust entered into a direct finance lease for the two aircraft owned by the Trust. Gross lease payments are to be received over 91 months, which commenced in December 31, 1996.

The components of the net investment in the direct finance lease as of December 31, are as follows (in thousands in dollars):

                                                 2000                1999
                                                                   (unaudited)
                                            --------------     ----------------
  Total minimum lease payments              $       8,820      $        11,340
  Estimated unguaranteed residual values            3,000                3,000
  Less unearned income                             (3,638 )             (5,164)
                                            --------------     ----------------
                                            $       8,182      $         9,176
                                            ==============     ================







                              AERO CALIFORNIA TRUST
                                    (A TRUST)
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 2000

3.   NET INVESTMENT IN A DIRECT FINANCE LEASE (CONTINUED)

Future minimum rentals receivable under the direct finance lease as of December 31, 2000 are approximately $2.5 million in 2001, 2002, 2003, and $1.3 million in 2004.

4.   GEOGRAPHIC INFORMATION

The aircraft are leased and operating in Mexico.

5.   INCOME TAXES

The Trust is not subject to income taxes, as any income or loss is included in the tax return of the individual partners owning the Partnerships. Accordingly, no provision for income taxes has been made in the financial statements of the Trust.

As of December 31, 2000, there were no difference between the financial statement carrying amount of assets and liabilities and the federal income tax basis of such assets and liabilities.

6.   CONCENTRATIONS OF CREDIT RISK

Financial instruments, which potentially subject the Trust to concentrations of credit risk consist principally of lease receivables. The aircraft in the Trust were on finance lease to only one customer during 2000, 1999, and 1998.

As of December 31, 2000, the manager believes the Trust had no other significant concentrations of credit risk that could have a material adverse effect on the Trust.